PLAN AND ARTICLES OF MERGER
                  OF LIBERTY MINT, LTD., a Colorado corporation
                  AND LIBERTY MINT, LTD., a Nevada corporation


         The corporations named herein do hereby adopt this Plan and these Articles of Merger pursuant to Section 7-111-101 of the Colorado Corporate Law and do consent and agree to all of the terms and conditions set forth herein.

                                    I. NAMES

         The name of the corporation to be merged is Liberty Mint, Ltd., a Colorado corporation. The name of acquiring corporation is Liberty Mint, Ltd., a Nevada corporation,

hereinafter designated "Surviving Corporation", with its principal office located at 975 N. 1430 W., Orem, UT 84057.

         The name of the Surviving Corporation shall be Liberty Mint, Ltd., as of the date of filing this Plan with the Secretary of State of the State of Colorado.

                            II. TERMS AND CONDITIONS

         A. TIME. The merger shall be effective when this document is delivered to the Secretary of State for the State of Colorado and has been stamped "received."

         B. LAW. The laws which are to govern the terms of this merger are the laws of Colorado. The surviving corporation shall continue to be governed by its existing Articles of Incorporation and By-Laws.

         C. EFFECT OF MERGER. Upon the effective date of such merger, the following results could occur:

                  (1) The two corporations which are parties to the Plan of Merger shall be a single corporation, which shall be the surviving corporation provided for in the Plan of Merger.

                  (2) The separate existence of all corporations parties to the Plan of Merger, except the surviving corporation provided for in the Plan of Merger, shall end.

                  (3) Such surviving corporation shall have the rights, privileges, immunities and powers and shall be subject to all duties and obligations of a corporation organized under the laws of the State of Nevada.

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                  (4) Such surviving  corporation shall thereupon and thereafter possess all the right, privileges, immunities, and franchises, as well of a public as of a private nature, of each of the merged corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be taken and deemed to be transferred to and vested in such single corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of such merger.

                  (5) Such surviving corporation shall henceforth be responsible and liable for all the liabilities and obligations of each of the corporations so merged; and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted as if such merger had not taken place, or such surviving corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of such corporation shall be impaired by such merger.

                   III. MANNER AND BASIS OF CONVERTING SHARES

         Liberty Mint, Ltd., a Colorado corporation, the corporation which is to be merged into Liberty Mint, Ltd., a Nevada Corporation, has 21,601,470 shares of Common Stock issued and outstanding.

         Shareholders of Liberty Mint, Ltd., a Colorado corporation will exchange their shares on a one for one basis for shares of Liberty Mint, Ltd., a Nevada corporation.

                            IV. SHAREHOLDERS APPROVAL

         This Plan and these Articles of Merger were approved by the shareholders of Liberty Mint, Ltd., a Colorado corporation on May 7, 1999 by a vote of 20,365,530 for and none against which represented approval by 90.8% of the shares entitled to vote on the issue.

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         This  Plan  and  these   Articles  of  Merger  were   approved  by  the
shareholders of Liberty Mint, Ltd., a Nevada corporation on June 1, 1999 by a unanimous vote of the shares entitled to vote on the issue.

         This Plan and these Articles of Merger were executed in duplicate by the President and Secretary of both corporations this 4th day of October, 1999.

Attest:                         Liberty Mint, Ltd.
                           (a Colorado corporation)

BY:  /s/                               BY:   /s/
 -----------------------------            -------------------------------
         Robert Joyce                        Daniel R. Southwick
         Secretary                           President



Attest:                             Liberty Mint, Ltd.
                                    (a Nevada corporation)


BY:   /s/                              BY:  /s/
   -------------------------           ----------------------------------
         Robert Joyce                        Daniel R. Southwick
         Secretary                           President

STATE OF UTAH     )
                  :ss
County of _Utah__ )

         I,   ___Vicky Lemon____________________________________,    a   Notary
Public, hereby certify that on the _4th_ day of _October__________, 1999, Daniel
R. Southwick and Robert Joyce, personally appeared before me who, being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as President and Secretary, respectively, of Liberty Mint, Ltd., a Colorado corporation and that the statements therein contained are true.

         DATED this 4th day of __October_____, 1999.


MY COMMISSION EXPIRES:                               /s/
      March 9, 2002                                  --------------------
                                                     NOTARY PUBLIC
                                                     Residing in:

     [SEAL OF NOTARY]

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

STATE OF UTAH       )
                     :ss
County of _Utah____ )

         I, _____Vicky Lemon___________________________, a Notary Public, hereby certify that on the _4th day of _____October________, 1999, Daniel R. Southwick and Robert Joyce, personally appeared before me who, being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as President and Secretary, respectively, of Liberty Mint, Ltd., a Nevada corporation and that the statements therein contained are true.

         DATED this 4th day of October, 1999.

MY COMMISSION EXPIRES:
   March 9, 2002
                                                     NOTARY PUBLIC
                                                     Residing in:

    [SEAL OF NOTARY]



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